Exhibit 5.1

Peter Campitiello Partner T. 732-867-9741 F. 732-352-7780 pcampitiello@mccarter.com	McCarter & English, LLP Two Tower Center Boulevard 24th Floor East Brunswick, NJ 08816 www.mccarter.com

September 6, 2024

Iveda Solutions, Inc.

1774 S. Val Vista, Suite 213

Mesa, Arizona 85204

Re:	Iveda Solutions, Inc.

Ladies and Gentlemen:

Please be advised that this firm is counsel to Iveda Solutions, Inc., a Nevada corporation (the “Company”). We have been requested to furnish you our opinion with respect to the issuance of 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) currently registered pursuant to a Registration Statement on Form S-3 originally filed on January 24, 2024 (File No. 333-276676), (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Common Stock, preferred stock, debt securities, warrants to purchase Common Stock, and/or units comprised of any combination of the foregoing on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

The Shares are to be issued by the Company to a certain investor pursuant to a Securities Purchase Agreement dated September 4, 2024 (the “Agreement”).

For purposes of this letter, we have examined the representations set forth in the Registration Statement, the Agreement, and the prospectus supplement dated September 4, 2024 (the “Prospectus Supplement”) relating to the issue and sale of the Shares.

In our capacity as counsel to the Company in connection with the matters referred to above, we have also examined copies of the following: (i) the Articles of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and records of certain of the Company’s corporate proceedings as reflected in its minute books; (ii) the Registration Statement, in the form filed with the Commission through the date hereof; (iii) the Prospectus Supplement; and (iv) we have also examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Iveda Solutions, Inc. September 6, 2024 Page 2

Based upon, assuming and subject to the validity of the information provided to us and the representations set forth in the Registration Statement, the Prospectus Supplement and the Agreement (and in this regard we have assumed that such information and representations given or dated earlier than this opinion letter have remained accurate from such earlier date to the date of this opinion letter), it is our opinion that (i) the Shares proposed to be sold by the Company, when duly sold, issued and paid for pursuant to, and in the manner contemplated by the Agreement and the Prospectus Supplement included as part of the Registration Statement, will be, assuming due payment for the Shares, duly authorized, validly issued, fully-paid and non-assessable and (ii) that the Shares when issued in accordance with the Registration Statement may be issued without a restrictive legend.

This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

This opinion is rendered solely for your benefit and may not be relied upon by any person or entity other than the addressee hereof. Without our prior written consent, except in a legal proceeding regarding the contents hereof, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

Very truly yours,

MCCARTER & ENGLISH, LLP

/s/ McCarter & English, LLP